                                                            Exhibit 99.7












         ---------------------------------------------------------------


                                    AGREEMENT

                                      among

                               LOCTITE CORPORATION

                                       and

                         HENKEL KGaA, HENKEL CORPORATION

                            and HC INVESTMENTS, INC.



                           Dated as of April 14, 1994





          -------------------------------------------------------------


                                                 TABLE OF CONTENTS
                                                                                                                   Page
                                                                                                                   ----
Section 1.           Termination of the Standstill Agreement......................................................  2
Section 2.           Shareholder Rights Agreement.................................................................  2
                     2.1       Adoption...........................................................................  2
                     2.2       Prohibited Actions.................................................................  2
                               2.2.1      Loctite.................................................................  2
                               2.2.2      Henkel Entities.........................................................  3
Section 3.           Corporate Governance.........................................................................  4
                     3.1       Board of Directors.................................................................  4
                     3.2       Committees.........................................................................  7
                     3.3       Dissolution of Shareholder Relations
                               Committee .........................................................................  7
                     3.4       Applicability......................................................................  7
Section 4.           Right of First Refusal.......................................................................  7
Section 5.           Registration Rights.......................................................................... 10
Section 6.           Henkel Transferees........................................................................... 10
                     6.1       Permitted Transfers................................................................ 10
                     6.2       Transferability.................................................................... 11
                     6.3       Distribution Transaction........................................................... 11
Section 7.           Associates of Henkel Entities................................................................ 11
Section 8.           Representations and Warranties............................................................... 12
                     8.1       Loctite Share Ownership............................................................ 13

                                             TABLE OF CONTENTS cont'd

Section 9.           Miscellaneous................................................................................ 13
                     9.1       Entire Agreement................................................................... 13
                     9.2       Binding Effect; Benefits; Assignment;
                               Survival .......................................................................... 13
                     9.3       Amendments and Waivers............................................................. 14
                     9.4       Governing Law...................................................................... 14
                     9.5       Notices............................................................................ 14
                     9.6       Further Assurances................................................................. 15
                     9.7       Specific Performance............................................................... 16
                     9.8       Joint and Several Liability........................................................ 16
                     9.9       Termination........................................................................ 16
                     9.10      Rights of Action................................................................... 16
                     9.11      Counterparts....................................................................... 17
                               Signatures......................................................................... 17


                                       ii
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         Agreement made as of this 14th day of April, 1994 (this "Agreement")
among Loctite Corporation, a Delaware corporation ("Loctite"), Henkel KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of the Federal Republic of Germany ("Henkel Germany"), Henkel Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Henkel Germany ("Henkel America"), and HC Investments, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Henkel America ("Henkel Subsidiary"). Henkel Germany, Henkel America and Henkel Subsidiary are sometimes collectively referred to herein as the "Henkel Entities" and individually as a "Henkel Entity".

                                   WITNESSETH:

                  WHEREAS, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated May 23, 1985, Henkel of America, Inc., the direct parent of Henkel America ("Henkel Parent"), agreed to acquire from the sellers listed on Schedule A thereto (collectively, the "Selling Stockholders") certain shares of common stock, no par value, of Loctite (the "Common Stock");


                  WHEREAS, in connection with the Stock Purchase Agreement, Henkel Parent and Loctite entered into an agreement, dated May 23, 1985 (the "Standstill Agreement"), setting forth certain arrangements with respect to the relationships between them;

                  WHEREAS, Henkel Parent assigned to Henkel America all of its rights and obligations under the Stock Purchase Agreement and the Standstill Agreement and Henkel America acquired from the Selling Stockholders all of the shares of Common Stock sold by them pursuant to the Stock Purchase Agreement;

                  WHEREAS, Henkel America contributed all of its shares of Common Stock to the capital of Henkel Subsidiary and has designated Henkel Subsidiary to receive all shares of Common Stock purchased by Henkel America under Section 7(b) of the Stock Purchase Agreement; and

                  WHEREAS, Henkel America and Loctite desire to terminate the Standstill Agreement, and the Henkel Entities and Loctite desire to enter into an agreement for the purpose of governing certain aspects of the relationships among them.

                  NOW, THEREFORE, in consideration of the promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                  1. Termination of the Standstill Agreement. Loctite and Henkel America agree that the Standstill Agreement shall terminate effective as of the Record Date (as defined below). Effective as of the Record Date, the provisions of the Standstill Agreement shall be of no further force and effect, and there shall be no liability on the part of any party to the Standstill Agreement with respect to any of the provisions thereof with the sole exception that nothing contained in this Agreement shall in any way relieve any party from liability for any breach of the provisions of the Standstill Agreement for the period commencing on the date of this Agreement and ending on the Record Date. The "Record Date" shall mean that certain date set forth in the Rights Agreement referred to in Section 2.1 hereof on which the authorized and declared dividend of one Right (as defined in the Rights Agreement) is issued in respect of each share of Common Stock outstanding as of such date.

                  2.     Shareholder Rights Agreement.

                         2.1 Adoption. Simultaneously with the execution of this
Agreement, Loctite is entering into a Rights Agreement with a bank or trust company acting as rights agent, substantially in the form of Exhibit A hereto (the Rights Agreement, as hereafter amended from time to time, shall be referred to as the "Rights Agreement").

                         2.2      Prohibited Actions.

                                  2.2.1 Loctite. (a) So long as this Agreement
is in effect, (i) Loctite shall not adopt any shareholder rights plan or similar device that does not contain substantially the same terms and conditions as those set forth in the Rights Agreement (a "Substantially Similar Rights Plan") and (ii) Loctite shall not amend, modify, waive, terminate or invalidate any provision of the Rights Agreement or any Substantially Similar Rights Plan or adopt, amend, modify, waive, terminate or invalidate any provision of its certificate of incorporation or by-laws in any way which would adversely affect the rights of any of the Henkel Entities under the Rights Agreement or any Substantially Similar Rights Plan.

                                  (b) In the event of any Proposed Loctite
Action (as defined below), Loctite will give the Henkel Entities notice of such Proposed Loctite Action within a reasonable period of time prior to Loctite's taking of such Proposed Loctite Action and a reasonable opportunity to present to Loctite and the Board (as defined below) the Henkel Entities' views on the merits of such Proposed Loctite Action; provided, however, that if, in the Board's business judgment, the giving of such notice and reasonable opportunity to make such presentation would adversely affect the Board's

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
ability to carry out its fiduciary responsibilities and such Proposed Loctite Action is, in the business judgment of the Board, in the best interests of Loctite and its stockholders, Loctite shall have the absolute right to effect such proposed Loctite Action without regard to this Section 2.2.1(b) (including, without limitation, not providing the Henkel Entities with any notice of any such Proposed Loctite Action and the opportunity to make a presentation with respect thereto). As used herein, the term "Proposed Loctite Action" shall mean
(i) any proposed adoption, amendment, modification, waiver, termination or invalidation by Loctite of any provision of the Rights Agreement, a Substantially Similar Rights Plan, its certificate of incorporation or its bylaws that is not prohibited by Section 2.2.1(a) hereof or (ii) any proposed issuance by Loctite of additional shares of Common Stock (other than pursuant to (1) the exercise of any outstanding stock option, warrant, convertible security or other right to purchase shares of Common Stock, (2) any benefit plan or other similar employee or director arrangement, (3) any stock split, stock dividend or similar distribution made available to the holders of Common Stock generally or
(4) any issuance which alone, or together with any prior issuance of additional shares of Common Stock covered by this clause (4), would not exceed, in the aggregate, 2.5% of the shares of Common Stock outstanding on the date of this Agreement).


                                  2.2.2 Henkel Entities. (a) So long as this
Agreement is in effect, the Henkel Entities shall not, and shall cause each of their respective Affiliates (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act")) and any Director (as defined below) nominated by, or which is a representative of, any Henkel Entity or any of their respective Affiliates not to, directly or indirectly, seek to (i) amend, modify, waive, terminate or invalidate, or cause the amendment, modification, waiver, termination or invalidation of any provision of the Rights Agreement or any Substantially Similar Rights Plan in any manner (including, without limitation, by proxy contest, shareholder consent, or otherwise) or (ii) redeem or exchange the Rights (as defined in the Rights Agreement) or any rights issued under any Substantially Similar Rights Plan, in either case, unless a majority of the duly and validly elected directors of Loctite (each a "Director") who are neither nominees or representatives of any Henkel Entity or any of their respective Affiliates nor officers or employees of Loctite (each an "Outside Director") consent to such action in writing or at a duly called meeting of the board of Directors of Loctite (the "Board"); it being understood that the consent of the Outside Directors may only be obtained if there is at least one Director that is an Outside Director.

                                  (b) In the event of any Proposed Henkel Action
(as defined below) by any Henkel Entities or any of their respective Affiliates (the "Henkel Affiliates"), the Henkel Entities will give Loctite notice of such Proposed Henkel Action within a reasonable period of time prior to the taking of such Proposed Henkel Action by such


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
Henkel Entity or such Henkel Affiliate (as the case may be) and a reasonable opportunity to present to the Henkel Entities its views on the merits of such Proposed Henkel Action; provided, however, that if, in the reasonable judgment of the Henkel Entities, the giving of such notice and reasonable opportunity to make such presentation would adversely affect the ability of such Henkel Entity or such Henkel Affiliate (as the case may be) to effect such Proposed Henkel Action, such Henkel Entity or such Henkel Affiliates (as the case may be) shall have the absolute right to effect such Proposed Henkel Action without regard to this Section 2.2.2(b) (including, without limitation, not providing Loctite with any notice of such Proposed Henkel Action and the opportunity to make a presentation with respect thereto). As used herein, the term "Proposed Henkel Action" shall mean any proposed action by any Henkel Entity or any Henkel Affiliate regarding the "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act) or becoming of a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act), in each case, either (i) in opposition to any proposal to the holders of shares of Common Stock recommended by the Board or (ii) to remove any Directors.

                        (c) Loctite acknowledges that, except for the provisions of Section 2.2.2(b) hereof, nothing in this Agreement shall be construed as prohibiting any Henkel Entity or any Henkel Affiliates from making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act), or becoming a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act), in each case, for the election or removal of any of the Directors; provided, however, any Director nominated by any Henkel Entity or any Henkel Affiliates shall be subject to the restrictions contained in Section 2.2.2(a) hereof.

                  3.     Corporate Governance.

                         3.1 Board of Directors. (a) As promptly as practicable
after the date hereof, but in no event later than November 15, 1994, the Outside Directors and the Henkel Entities shall each recommend one person to become a Director (each, an "Initial Recommended Person") to fill the two newly-created directorships that will result upon the expansion of the Board from ten members to twelve members in accordance with this Section 3.1. Subject to the second sentence of Section 3.1(c)(iii) hereof, each Initial Recommended Person shall be subject to the approval of a majority of all of the Directors, which approval shall not be unreasonably withheld; the parties hereto acknowledge that it is currently anticipated that such consent by the Directors would not be withheld in the case of an Initial Recommended Person selected by the Henkel Entities unless such person is the Executive Vice President-Adhesives (or otherwise is an executive within the Adhesives division) of Henkel Germany (or another division or

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subdivision of Henkel Germany or its subsidiaries that may in the future engage in substantially the same activities as the Adhesives division of Henkel Germany engages in on the date hereof) or whose membership on the Board would be a violation of law. If an Initial Recommended Person is not approved as provided herein, then the Outside Directors or the Henkel Entities, as the case may be, that recommended such person shall promptly recommend a substitute or substitutes until approval is obtained in accordance with the terms of this
Section 3.1(a). Loctite shall cause the Board to be expanded from ten to twelve members as soon as practicable after the Initial Recommended Persons are so approved (each Initial Recommended Person which is so approved, shall be referred to as an "Initial Approved Person"), and Loctite and the Henkel Entities shall cause the Initial Approved Persons to be duly and validly elected as Directors to fill the new board seats resulting from such expansion.

                        (b) From and after the expansion of the Board to twelve members pursuant to Section 3.1(a) hereof, Loctite agrees not to expand or reduce the size of the Board without the prior written consent of the Henkel Entities.

                        (c) From and after the election of the Initial Approved Persons pursuant to Section 3.1(a) hereof:

                                  (i) Subject to Section 3.4 hereof, the Henkel
Entities shall be entitled to recommend the number of persons to serve as Directors (each such person hereinafter referred to as a "Henkel Recommended Person") set forth in the immediately succeeding sentence. At any time that the Henkel Entities, together with the Henkel Affiliates, own, in the aggregate, 25% or more of the outstanding shares of Common Stock, the Henkel Entities shall be entitled to recommend three Henkel Recommended Persons; at any time that the Henkel Entities, together with the Henkel Affiliates, own, in the aggregate, less than 25% of the outstanding shares of Common Stock, but 15% or more of the outstanding shares of Common Stock, the Henkel Entities shall be entitled to recommend two Henkel Recommended Persons; and at any time that the Henkel Entities, together with the Henkel Affiliates, own, in the aggregate, less than 15% of the outstanding shares of Common Stock, but 10% or more of the outstanding shares of Common Stock, the Henkel Entities shall be entitled to recommend one Henkel Recommended Person.

                                  (ii) The Secretary of Loctite shall deliver
written notice (the "Secretary Notice") to Henkel America no later than 30 days prior to any meeting of the Board at which the election of Directors is scheduled on the agenda for action by the Board, setting forth the date of such meeting. With respect to any Secretary Notice, Henkel America must deliver written notice to Loctite setting forth the Henkel Recommended Persons no later than 15 days after its receipt of such Secretary Notice.

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                                  (iii) Each Henkel Recommended Person shall be
subject to the approval of a majority of all of the Directors, which approval shall not be unreasonably withheld; the parties hereto acknowledge that it is currently anticipated that such consent by the Directors would not be withheld unless such person is the Executive Vice President-Adhesives (or otherwise is an executive within the Adhesives division) of Henkel Germany (or another division or subdivision of Henkel Germany or its subsidiaries that may in the future engage in substantially the same activities as the Adhesives division of Henkel Germany engages in on the date hereof) or whose membership on the Board would be a violation of law. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as limiting in any manner the Directors from exercising, in their business judgment, their fiduciary duties as Directors under applicable law in connection with their making a determination whether to approve an Initial Recommended Person selected by the Henkel Entities or any Henkel Recommended Person pursuant to Section 3.1(a) hereof or Section 3.1(c)(iii) hereof, as the case may be. If a Henkel Recommended Person is not approved as provided herein, then the Henkel Entities shall promptly recommend a substitute or substitutes until approval is obtained in accordance with the terms of this Section 3.1(c). Loctite shall include any Henkel Recommended Person that has been approved by a majority of all of the Directors in the slate of nominees recommended by the Board to Loctite's stockholders for election as Directors. Each Henkel Recommended Person who is duly and validly elected by the stockholders of Loctite to serve as a Director shall be referred to as a "Henkel Nominee."

                         (d) From and after the election of the Initial Approved
Persons pursuant to Section 3.1(a) hereof:

                                  (i) So long as there are any Henkel Nominees,
the Outside Directors shall recommend the remaining persons (other than the Henkel Nominees) to serve as Directors (each such person shall be referred to as an "Outside Director Recommended Person").

                                 (ii) Each Outside Director Recommended Person
shall be subject to the approval of a majority of all of the Directors, which approval shall not be unreasonably withheld. If an Outside Director Recommended Person is not approved as provided herein, then the Outside Directors shall promptly recommend a substitute or substitutes until approval is obtained in accordance with the terms of this Section 3.1(d). Loctite shall include any Outside Director Recommended Person that has been approved by a majority of all of the Directors in the slate of nominees recommended by the Board to stockholders for election as Directors. Loctite shall ensure that at least one Outside Director Recommended Person so included in such slate shall be neither a nominee or

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
representative of any Henkel Entity or any Henkel Affiliate nor an officer or employee of Loctite. Each Outside Director Recommended Person who is duly and validly elected by the stockholders of Loctite to serve as a Director shall be referred to as a "Non-Henkel Nominee."

                         (e) Each Henkel Nominee and Non-Henkel Nominee shall
hold his office until his death, retirement or resignation or until his successor shall have been duly elected and qualified. If any Henkel Nominee or Non-Henkel Nominee shall cease to serve as a Director, the vacancy resulting thereby shall be filled by another person recommended by the Henkel Entities or the Outside Directors, respectively, and approved in accordance with Section 3.1(c) or 3.1(d), respectively.

                         3.2 Committees. Subject to Sections 3.3 and 3.4 hereof,
(a) at least one Henkel Nominee shall be a member of any key committee of the Board that has up to four members on such key committee and (b) at least two Henkel Nominees shall be members of any key committee of the Board that has five or more members on such key committee.

                         3.3 Dissolution of Shareholder Relations Committee.
Loctite shall cause the Shareholder Relations Committee of the Board to be dissolved effective as of the Record Date; provided, however, that Loctite retains the right to reconstitute a committee of Disinterested Directors (as defined below) or the Outside Directors, if in the opinion of the Disinterested Directors or Outside Directors, as applicable, a need for such a committee arises. The term "Disinterested Directors" means Directors who are neither officers or employees of Loctite nor any person proposing or attempting to effect a business combination or similar transaction with Loctite (including, without limitation, a merger, tender offer or exchange offer, sale of substantially all of Loctite's assets, or liquidation of Loctite's assets), any Affiliate or Associate (as defined in Rule 12b-2 under the Exchange Act) of such person or any other person acting directly or indirectly on behalf of, or as a representative of, or in concert with, any such person, Affiliate or Associate.

                         3.4 Applicability. Notwithstanding anything in this
Agreement to the contrary, Loctite shall have no obligations, and the Henkel Entities shall have no rights (including, without limitation, the right of the Henkel Entities to recommend any person to serve as a Director), under Section 2.2.1(a) and this Section 3 from and after the time that the Henkel Entities, together with their respective Affiliates, own, in the aggregate, less than 10% of the outstanding shares of Common Stock.

                  4. Right of First Refusal. (a)(i) Upon receipt by Henkel America of a Seller's Notice (as defined in the Stock Purchase Agreement), Henkel America shall

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
deliver to Loctite within three days of its receipt thereof: (A) a copy of such Seller's Notice and (B) written notice (a "Notice of Opportunity") setting forth
(I) the date that Henkel America received the Seller's Notice (the "Receipt Date") and (II) the number of shares of Common Stock offered for sale pursuant to the Seller's Notice (the "Offered Shares"); provided, however, that Henkel America need not deliver a Notice of Opportunity if it is permitted under
Section 4(a)(ii) hereof to acquire all of the Offered Shares related to such Seller's Notice and, within such three day period, Henkel America shall have delivered a Henkel's Notice (as defined in the Stock Purchase Agreement) exercising in full its right to acquire those Offered Shares under Section 7(b) of the Stock Purchase Agreement. Unless the Offered Shares have been purchased in accordance with the proviso to the immediately preceding sentence, Henkel America shall deliver to Loctite within fifteen days of the Receipt Date (the "Henkel Time Period") written notice (a "Notice of Decision") setting forth whether Henkel America intends to exercise its right under Section 7(b) of the Stock Purchase Agreement to acquire the Offered Shares related to such Seller's Notice and, if so, subject to Section 4(a)(ii) hereof, the number of shares of Common Stock which Henkel America shall purchase pursuant to Section 7(b) of the Stock Purchase Agreement (the "Henkel Purchased Shares"). In connection with any Seller's Notice, if Henkel America fails to provide Loctite with a Notice of Decision within the Henkel Time Period or the Notice of Decision fails to set forth the Henkel Purchased Shares, the Henkel Purchased Shares shall be deemed to be zero. In connection with any Notice of Decision, Henkel America shall purchase, or cause Henkel Subsidiary to purchase, the Henkel Purchased Shares subject to such Notice of Decision in accordance with the terms and conditions set forth in Section 7(b) of the Stock Purchase Agreement.

                                  (ii) Each of Henkel America and Henkel
Subsidiary may only purchase shares of Common Stock pursuant to Section 7(b) of the Stock Purchase Agreement if, after giving effect to such purchase, no Henkel Entity is an Acquiring Person (as defined in the Rights Agreement).

                                  (iii) In connection with any Seller's Notice,
Henkel America hereby assigns to Loctite all of Henkel America's rights under
Section 7(b) of the Stock Purchase Agreement with respect to the Loctite Purchasable Shares (as defined below) related to such Seller's Notice, effective as of the earlier of the (A) delivery to Loctite of the Notice of Decision related to such Seller's Notice and (B) if Henkel America fails to deliver such Notice of Decision, the expiration of the Henkel Time Period applicable to such Seller's Notice. In connection with any Seller's Notice, the term "Loctite Purchasable Shares" shall mean that number of shares equal to the difference, if any, between (A) the Offered Shares related to such Seller's Notice and (B) the Henkel Purchased Shares related to such Seller's Notice.

                         (b) In connection with any Seller's Notice, Loctite
shall have the right, but not the obligation, to purchase any or all of the Loctite Purchasable Shares related to such Seller's Notice by delivering written notice (the "Loctite Notice") to Henkel America and to the proposed seller of the Offered Shares to which such Seller's Notice relates no later than 30 days after the Receipt Date related to such Seller's Notice (the number of shares which Loctite agrees to purchase, as set forth in the Loctite Notice, shall hereinafter be referred to as the "Loctite Purchased Shares"), and Loctite shall purchase those Loctite Purchased Shares in accordance with the terms and conditions of Section 7(b) of the Stock Purchase Agreement.

                         (c) In connection with any Seller's Notice, if the
number of shares equal to the difference, if any, between (i) the Offered Shares related to such Seller's Notice and (ii) the sum of (A) the Henkel Purchased Shares related to such Seller's Notice and (B) the Loctite Purchased Shares related to such Seller's Notice is equal to 3% or more of the then outstanding shares of Common Stock, each of the Henkel Entities and Loctite shall use their respective reasonable best efforts to cause those shares to be distributed as widely as practicable (it being understood that none of the parties hereto shall have any obligation to purchase those shares); provided, however, that no Henkel Entity shall have any obligation to take any action pursuant to this Section 4(c) if such Henkel Entity reasonably determines that such action could require it to make any payment under Section 16(b) of the Exchange Act if a suit for recovery were duly instituted against such Henkel Entity.

                         (d)(i) The Henkel Entities represent and warrant to
Loctite that (A) except as set forth in Section 4(a) hereof, Henkel America has not granted, assigned, pledged or otherwise disposed of any rights under Section 7(b) of the Stock Purchase Agreement to any person or entity other than Henkel Subsidiary as set forth in the fourth recital of this Agreement and (B) a true, correct and complete copy of the Stock Purchase Agreement, as in effect on the date hereof, without amendment or modification, has been previously filed as an exhibit to the Schedule 13D of Henkel Subsidiary filed with the Securities and Exchange Commission under the Exchange Act.

                          (ii) Except as provided in Section 4(a) hereof, Henkel
America shall not assign, pledge or otherwise dispose of any of its rights under
Section 7(b) of the Stock Purchase Agreement and any attempted or purported assignment, pledge or other disposition in violation of this provision shall be void and of no effect.

                          (iii) Henkel America agrees not to amend, modify,
waive, terminate or invalidate any provision of, or take any action or fail to take any action which would adversely affect its rights under, Section 7(b) of the Stock Purchase Agreement.

                  5. Registration Rights. On at least two occasions at the request of Henkel America, Loctite will prepare and file, and use its best efforts to have made effective within six months from the receipt of such request, a registration statement on any available form under the Securities Act of 1933, as amended (the "1933 Act"), covering any equity securities of Loctite then owned by the Henkel Entities, at the expense of the Henkel Entities. In addition, any equity securities of Loctite owned by the Henkel Entities shall, at Henkel America's request, be included in any other registration statement covering Loctite equity securities (other than registration statements relating to an exchange offer, merger or consolidation by Loctite or any equity-based benefit or dividend reinvestment plan for directors, officers or employees of Loctite or its subsidiaries), the Henkel Entities to pay only any incremental expenses resulting from such inclusion. This Section 5 will not be operative if, in the opinion of counsel for Loctite with which counsel for Henkel America concurs, the Henkel Entities may dispose of their Loctite equity securities in the manner and to the person, persons or class of persons contemplated by them without registration under the 1933 Act, including, without limitation, under Rule 144 promulgated pursuant to the 1933 Act. In addition, Loctite will use its best efforts so that the Henkel Entities may sell their Loctite equity securities pursuant to Rule 144 promulgated pursuant to the 1933 Act. In connection with any registration pursuant to this Section 5, Loctite and the Henkel Entities will enter into customary agreements relating to indemnification and other matters.

                  6.     Henkel Transferees.

                         6.1 Permitted Transfers. (a) In connection with any
proposed Permitted Transfer (as defined in the Rights Agreement) by Henkel America, Henkel America shall deliver to Loctite no later than 30 days prior to the Transfer Date (as defined below) for such proposed Permitted Transfer (i) written notice of such proposed Permitted Transfer (the "Transfer Notice"), setting forth (A) the number of shares of Common Stock proposed to be transferred, (B) the identity of the proposed transferee (the "Proposed Transferee"), including the beneficial owners thereof to the extent known or reasonably determinable by Henkel America, and (C) the date on which the proposed Permitted Transfer is to be consummated (the "Transfer Date") and (ii) an agreement substantially in the form of Exhibit A-1 to the Rights Agreement, duly and validly executed on behalf of the Proposed Transferee (the "Transferee Agreement"). Upon receipt by Loctite of the Transferee Agreement duly executed and delivered by the Proposed Transferee, Loctite shall duly execute and deliver the Transferee Agreement.

                         (b) As soon as practicable after receipt of the
Transfer Notice, the Outside Directors shall evaluate whether the Proposed Transferee is an Adverse Person (as defined in the Rights Agreement). Henkel America shall provide the Outside

Directors with any information within its control requested by them to facilitate their evaluation, as soon as practicable after any request for information is made.

                         (c) Subject to Section 6.1(d) hereof, a proposed
Permitted Transfer may be consummated on the Transfer Date as set forth in the Transfer Notice and the Transferee Agreement related to such proposed Permitted Transfer unless the Outside Directors shall have determined that the Proposed Transferee related to such proposed Permitted Transfer is an Adverse Person no later than five days prior to the Transfer Date for such proposed Permitted Transfer; provided, that Henkel America complies with its obligations in Sections 6.1(a) and (b) hereof.

                         (d) With respect to any proposed Permitted Transfer,
the Proposed Transferee shall be deemed to be an Adverse Person for purposes of the Rights Agreement unless there is at least one Director that is an Outside Director during the period from and including the date Loctite receives a Transfer Notice in respect of such proposed Permitted Transfer to and including the Transfer Date for such proposed Permitted Transfer. Except as required by applicable law or order of any court or other governmental authority, Loctite covenants and agrees that it will not take any action to cause there to be fewer than one Outside Director on the Board at any time.

                         6.2 Transferability. Notwithstanding anything in this
Agreement to the contrary, no transferee of any shares of Common Stock from any Henkel Entity shall have any rights under this Agreement.

                         6.3 Distribution Transaction. In connection with any
Distribution Transaction (as defined in the Rights Agreement), Henkel shall use its best efforts to cause the shares of Common Stock subject to such Distribution Transaction to be distributed as widely as practicable.

                  7. Associates of Henkel Entities. (a) In the event that from time to time any of the Henkel Entities or Loctite becomes aware of the fact that the Henkel Entities, together with their respective Affiliates and Associates, beneficially own (as such term is used in the Rights Agreement without giving effect to the proviso to the definition of the term "Associate" in the Rights Agreement) a percentage of outstanding shares of Common Stock in excess of the Henkel Percentage (as defined in the Rights Agreement) then in effect, the Henkel Entities (if any of them becomes aware of such fact) shall promptly deliver to Loctite, or Loctite (if it becomes aware of such fact) shall promptly deliver to the Henkel Entities, written notice (an "Associate Notice") of such fact, setting forth (i) the amount by which such party is aware that the percentage of outstanding shares of Common Stock beneficially owned by the Henkel Entities, together with their respective Affiliates and Associates, exceeds the Henkel Percentage and (ii) the date that such party became aware of such fact. As used herein, (A) the term "Excess Percentage" shall mean the amount of the percentage of outstanding shares of Common Stock by which the aggregate percentage of outstanding shares of Common Stock beneficially owned by the Henkel Entities, together with their respective Affiliates and Associates (if and to the extent that any Henkel Entity has become aware of such ownership directly or pursuant to an Associate Notice delivered to the Henkel Entities by Loctite), exceeds the Henkel Percentage then in effect and (B) the term "Discovery Date" shall mean the date that any Henkel Entity becomes aware of the existence of an Excess Percentage or if Loctite first became aware of the existence of an Excess Percentage, the date that the Henkel Entities receive an Associate Notice from Loctite in connection therewith.

                         (b) From and after a Discovery Date and so long as the
amount of the Excess Percentage is greater than zero, the Henkel Entities shall, and shall cause their respective Affiliates to, (i) vote with respect to any matter that percentage of outstanding shares of Common Stock beneficially owned by the Henkel Entities and their respective Affiliates equal to the Excess Percentage in the same proportion as all outstanding shares of Common Stock not beneficially owned by the Henkel Entities and their respective Affiliates and Associates are voted on such matter and (ii) tender into any tender or exchange offer (or otherwise sell to the person making such tender or exchange offer) for the shares of Common Stock that is not opposed by a majority of those Outside Directors who are also Disinterested Directors (as defined in the Rights Agreement) or is for all outstanding shares of Common Stock and is held open for a period of at least 60 days from its commencement, that percentage of outstanding shares of Common Stock beneficially owned by the Henkel Entities and their respective Affiliates equal to the Excess Percentage in the same proportion as all outstanding shares of Common Stock not beneficially owned by the Henkel Entities and their respective Affiliates and Associates are tendered in such tender or exchange offer.

                  8. Representations and Warranties. Each party hereto represents and warrants to each other party hereto that:

                         (a) it has the requisite corporate power and authority
to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate each of the transactions contemplated hereby;

                         (b) the execution, delivery and performance of this
Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by its Board of Directors (or other relevant corporate body), and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions so contemplated;

                         (c) this Agreement has been duly executed and delivered
by it and, assuming this Agreement constitutes a valid and binding obligation of each other party hereto, constitutes a valid and binding obligation of it, enforceable against it in accordance with its respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to the general principles of equity; and

                         (d) neither the execution, delivery and performance of
this Agreement nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provisions of its governing organizational documents, (ii) require on its part any filing with, notification to, or permit, authorization, consent or approval of, any governmental body or authority or any other entity (other than filings by Henkel Entities with the Securities and Exchange Commission under the Exchange Act) or (iii) constitute (with or without notice or lapse of time or both) a breach, violation or default, create a lien or other encumbrance or give rise to any right of renegotiation or termination, amendment, cancellation, acceleration or prepayment under (A) any material agreement or instrument to which it is a party or by which any of its material properties or assets may be bound or subject or
(B) any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license applicable to it or any of its material properties or assets.

                         8.1 Loctite Share Ownership. The Henkel Entities
represent and warrant to Loctite that as of the date hereof, the Henkel Entities and the Henkel Affiliates own, in the aggregate, 10,488,960 shares of Common Stock.

                  9.  Miscellaneous.

                         9.1 Entire Agreement. This Agreement embodies the
entire agreement and all understandings between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

                         9.2 Binding Effect; Benefits; Assignment; Survival.
This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the rights hereunder may be assigned by (i) Loctite, without the prior written consent of Henkel America, or (ii) any Henkel Entity, unless there is at least one Outside Director and a majority of the Outside Directors consents to such assignment in writing or at a duly called meeting of the Board. Any attempted or purported assignment in violation of the previous sentence shall be void and of no effect. The representations and warranties of the parties hereto set forth herein shall survive without limitation as to time.

                         9.3 Amendments and Waivers. No modification, amendment,
termination or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless (i) there is at least one Outside Director and (ii) the same shall be (a) in writing, (b) signed by each of the parties hereto and (c) approved by a majority of the Outside Directors, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                         9.4 Governing Law. This Agreement shall be construed in
accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without giving effect to the choice of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any litigation arising out of, or relating to, this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts). Henkel Germany hereby irrevocably appoints Henkel America as its agent to receive, on its behalf, service of any process, summons, notice or other document. Each Henkel Entity agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.5 hereof shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                         9.5 Notices. All notices, requests, demands,
applications, services of process, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by telex, telecopy or facsimile transmission or delivered or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                  To Loctite:

                  Loctite Corporation
                  10 Columbus Boulevard
                  Hartford, Connecticut  06106
                  Attention:  General Counsel

                  With copies to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004
                  Attention:  Arthur Fleischer, Jr., P.C.

                  To any Henkel Entity:

                  Henkel Corporation
                  2200 Renaissance Boulevard
                  Gulph Mills, Pennsylvania  19406
                  Attention:  Ernest G. Szoke, Esq.

                  With copies to:

                  Henkel KGaA
                  67 Henkelstrasse
                  40191 Dusseldorf-1
                  Germany
                  Attention:  Dr. Karl Gruter

                  and to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Alan Appelbaum;


or to such other address as any party shall furnish to the other by notice given in accordance with this Section 9.5. All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and on the next business day, if timely delivered (with charges prepaid) to a recognized national air courier guaranteeing overnight delivery.

                         9.6 Further Assurances. Each party hereto shall do and
perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby.

                         9.7 Specific Performance. The parties hereto hereby
acknowledge that each party hereto would suffer irreparable injury and would not have an adequate remedy at law for money damages if the provisions of this Agreement were not performed in accordance with their terms. Each party hereto agrees that the other parties hereto shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which they are entitled, at law or in equity. Furthermore, if any action or proceeding shall be instituted to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and agrees not to urge in any such action or proceeding the claim or defense that such remedy at law exists.

                         9.8 Joint and Several Liability. Notwithstanding
anything to the contrary in this Agreement, it is expressly understood and agreed that the obligations, covenants, agreements and duties of each Henkel Entity under this Agreement shall be joint and several and shall not be affected, modified or impaired by the compromise, settlement, waiver, change, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, covenants, agreements or duties of any other Henkel Entity under this Agreement or by the taking of, or the failure to take, or any delay on the part of Loctite in taking, any action against any Henkel Entity to enforce, assert or exercise any right, power or remedy conferred on Loctite by this Agreement or otherwise.

                         9.9 Termination. This Agreement shall terminate and be
of no further force and effect on April 14, 2004, and upon the termination of this Agreement, there shall be no liability on the part of any party to this Agreement with respect to any of the provisions hereof, with the sole exception that nothing contained in this Agreement shall in any way relieve any party hereto from liability for any breach of the provisions of this Agreement for the period prior to its termination.

                         9.10 Rights of Action. (a) Except as set forth in this
Section 9.10, nothing in this Agreement shall be construed to give any person or corporation (other than Loctite and the Henkel Entities) any legal or equitable right, remedy or claim under this Agreement. The parties agree that, at any time (but only at such time) that there are no Outside Directors, the rights of action by Loctite in respect of this Agreement shall be vested in the respective holders of shares of Common Stock; and any holder of shares of Common Stock, without the consent of any other holder of shares of Common Stock, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against any party to this Agreement to enforce any provision of this Agreement. Without limiting the foregoing or any remedies available to the holders of shares of Common Stock, it is specifically acknowledged that the holders of shares of Common Stock would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any party subject to, this Agreement.

                         (b) Each of the Henkel Entities hereby agrees that in
connection with any action by Loctite to enforce any provision of this Agreement against any of the Henkel Entities, none of the Henkel Entities will take any action that would directly or indirectly prevent Loctite from making the necessary funds and personnel available to appropriately pursue such action.

                         9.11 Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                    LOCTITE CORPORATION



                                    By:/s/ Eugene Miller
                                       ________________________________________
                                       Name:    Eugene Miller
                                       Title:   Vice President and
                                                General Counsel


                                    HENKEL KOMMANDITGESELLSCHAFT
                                    AUF AKTIEN



                                    By:/s/ Jurgen Manchot
                                       ________________________________________
                                       Name:    Jurgen Manchot
                                       Title:   Vice Chairman
                                                Shareholders' Committee

                                    By:/s/ Lothar Steinebach
                                       ________________________________________
                                       Name:    Lothar Steinebach
                                       Title:   Associate General Counsel



                                    HENKEL CORPORATION



                                    By:/s/ Ernest G. Szoke
                                       ________________________________________
                                       Name:    Ernest G. Szoke
                                       Title:   Secretary



                                    HC INVESTMENTS, INC.



                                    By:/s/ Ernest G. Szoke
                                       ________________________________________
                                       Name:    Ernest G. Szoke
                                       Title:   Secretary